Filed Pursuant to Rule 424(b)(3) and 424(c)
Registration No. 333-116200

Prospectus Supplement No. 3
To Prospectus Dated November 19, 2004

$86,250,000

MATRIA HEALTHCARE, INC.

4.875% Convertible Senior Subordinated Notes Due
2024 and the Shares of Common Stock Issuable Upon
Conversion or Redemption of the Notes

     This prospectus supplement amends the information contained in the prospectus dated November 19, 2004 of Matria Healthcare, Inc. (the “Prospectus”) covering the resale by certain selling securityholders of our 4.875% convertible senior subordinated notes due 2024 and shares of our common stock issuable upon conversion or redemption of the notes. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. The terms of the notes are set forth in the Prospectus.

     Investing in the notes and shares of common stock involves risk. See “Risk Factors” beginning on page 8 of the Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is dated February 10, 2005

     This prospectus supplement amends the table appearing under the caption “Selling Securityholders” on pages 65 and 66 of the Prospectus to update the positions of previously disclosed selling securityholders based on completed investor questionnaires submitted to Matria Healthcare, Inc. on or before February 9, 2005.

Principal
Amount	Shares of
of Notes	Common
Beneficially	Stock	Conversion
Owned	Percentage	Beneficially	Shares of
and	of Notes	Owned Before	Common Stock	Number of
Name	Offered	Outstanding	Offering(1)	Offered	Shares(2)	Percentage
Alexandra Global Master Fund Ltd.	4,000,000	4.64%	—	135,661	—	—
Allstate Insurance Company	1,500,000	1.74%	—	50,872	—	—
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	7,540,000	8.74%	—	255,721	—	—
Argent Classic Convertible Arbitrage Fund, L.P.	1,570,000	1.82%	—	53,247	—	—
Argent Classic Convertible Arbitrage Fund II, L.P.	210,000	0.24%	—	7,122	—	—
Argent LowLev Convertible Arbitrage Fund, LLC	450,000	0.52%	—	15,261	—	—
Argent LowLev Convertible Arbitrage Fund II, LLC	70,000	0.08%	—	135,661	—	—
Argent LowLev Convertible Arbitrage Fund Ltd.	4,080,000	4.64%	—	2,374	—	—
ATSF—Transamerica Convertible Securities	3,020,000	3.50%	—	102,424	—	—
Bank of America Securities LLC	1,000,000	1.16%	—	33,715	—	—
Barclays Global Investors Diversified Alpha Plus Funds	280,000	0.32%	—	9,496	—	—
Basso Multi-Strategy Holding Fund Ltd.	500,000	0.58%	—	16,957	—	—
BNP Paribas Equity Strategies, SNC	1,358,000	1.57%	158	46,056	158	*
BP Amoco PLC Master Trust	736,000	0.85%	—	24,961	—	—
Citadel Credit Trading Ltd.	640,000	0.74%	—	21,706	—	—
Citadel Equity Fund Ltd.	7,360,000	8.53%	—	249,616	—	—
Class C Trading Company, Ltd.	130,000	0.15%	—	4,408	—	—
CNH CA Master Account, L.P.	1,250,000	1.45%	—	42,394	—	—
The Consulting Group Capital Markets Fund-Multi-Strategy Market Neutral Investments	202,000	0.23%	—	6,850	—	—
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	1,461,000	1.69%	—	49,550	—	—
CQS Convertible and Quantitative Strategies Master Fund Limited	5,600,000	6.49%	—	189,925	—	—
Credit Suisse/First Boston Europe Ltd.	40,000	0.05%	—	1,356	—	—
Custom Investments PCC, Ltd.	50,000	0.06%	—	1,695	—	—
DKR Soundshore Opportunity Holding Fund Ltd.	500,000	0.58%	—	16,957	—	—
Deephaven Domestic Convertible Trading Ltd.	479,000	0.56%	—	16,245	—	—
Forest Fulcrum Fund LP	399,000	0.46%	—	13,532	—	—
Forest Global Convertible Fund, Ltd., Class A-5	1,444,000	1.67%	—	48,973	—	—
Forest Multi-Strategy Fund, SPC	903,000	1.05%	—	30,625	—	—
FrontPoint Convertible Arbitrage Fund, L.P.	2,000,000	2.32%	—	67,830	—	—
Geode U.S. Convertible Arbitrage Fund	2,500,000	2.90%	—	84,788	—	—
Grace Convertible Arbitrage Fund, LTD.	4,000,000	4.64%	—	135,661	—	—
HFR CA Global Opportunity Master Trust	230,000	0.27%	—	7,800	—	—
HFR CA Global Select Master Trust Account	150,000	0.17%	—	5,087	—	—
HFR RVA Select Performance Master Trust	152,000	0.18%	—	5,155	—	—
Highbridge International LLC	1,000,000	1.16%	—	33,915	—	—
Hotel Union & Hotel Industry of Hawaii Pension Plan	195,000	0.23%	—	6,613	—	—
IDEX—Transamerica Convertible Securities Fund	1,805,000	2.09%	—	61,217	—	—
Institutional Benchmarks Master Fund Ltd.	1,250,000	1.45%	—	42,394	—	—
KBC Financial Products USA Inc.	1,000,000	1.16%	—	33,915	—	—
LLT Limited	159,000	0.18%	—	5,392	—	—
Lyxor/Convertible Arbitrage Fund Limited	270,000	0.31%	—	9,157	—	—
Lyxor /Forest Fund Limited	761,000	0.88%	—	25,809	—	—
Lyxor Master Fund	300,000	0.35%	—	10,174	—	—
Man Convertible Bond Master Fund, Ltd.	1,197,000	1.39%	—	40,596
Mohican VCA Master Fund	1,200,000	1.39%	—	50,872	—	—
National Bank of Canada	250,000	0.29%	—	8,478	—	—
Newport Alternative Income Fund	820,000	0.95%	—	27,810	—	—
Partners Group Alternative Strategies PPC LTD	300,000	0.35%	—	10,174	—	—
Ritchie Convertible Arbitrage Trading	1,000,000	1.16%	—	33,915	—	—
S.A.C. Arbitrage Fund, LLC	4,000,000	4.64%	116,447	135,661	116,447	*
SSI Blended Market Neutral L.P.	392,000	0.45%	—	13,294	—	—
SSI Hedged Convertible Market Neutral, L.P.	502,000	0.58%	—	17,025	—	—
St. Thomas Trading, Ltd.	803,000	.93%	—	27,233	—	—
Silver Convertible Arbitrage Fund, LDC	140,000	0.16%	—	51,551	—	—
Silvercreek II Limited	2,240,000	2.60%	—	75,920	—	—
Silvercreek Limited Partnership	2,940,000	3.41%	—	99,710	—	—
Singlehedge US Convertible Arbitrage Fund	333,000	0.39%	—	11,293	—	—
Sphinx Convertible Arbitrage Fund SPC	21,000	0.02%	—	712	—	—
Sphinx Convertible Arb Fund SPC c/o Investment Mgmt.	620,000	0.72%	—	21,027	—	—
Sphinx Convertible Arbitrage SPC	239,000	0.28%	—	8,105	—	—
Sturgeon Limited	278,000	0.32%	—	9,428	—	—
UBS AG London Prime Broker	5,500,000	6.38%	—	186,534	—	—
UBS Securities LLC	6,975,000	8.09%	—	236,559	—	—
Viacom Inc. Pension Plan Master Trust	20,000	0.02%	—	678	—	—
Vicis Capital Master Fund	400,000	0.46%	—	13,566	—	—
Victus Capital, LP	1,600,000	1.86%	—	54,264	—	—
Whitebox Diversified Convertible Arbitrage Partners LP	1,000,000	1.16%	—	33,915	—	—
Xavex Convertible Arbitrage 10 Fund	680,000	0.79%	—	23,062	—	—
Xavex Convertible Arbitrage 2 Fund	90,000	0.10%	—	3,052	—	—
Xavex Convertible Arbitrage 4 Fund	74,000	0.09%	—	2,509	—	—
Zazove Convertible Arbitrage Fund L.P.	4,200,000	4.87%	—	142,449	—	—
Zurich Institutional Benchmarks Master Fund Ltd.	359,000	0.42%	—	12,175	—	—
All other holders of notes and future transferees of such holders(3)	-	14,387,000	-	16.68%	—	(4)	-	487,939	—	—
Total	86,250,000	100.00%	—	2,925,195	116,605	*

*	Less than 1%
(1)	Figures in this column do not include the shares of stock issuable upon conversion of the notes listed in the column to the right.
(2)	Assumes the sale of all notes and all of the common stock offered.
(3)	Information concerning other selling securityholders will be set forth in post-effective amendments to this registration statement. Amounts in these columns may exceed the aggregate amount of notes and shares of common stock offered by this prospectus as a result of selling securityholders identified above having sold, transferred or otherwise disposed of some or all of their notes since the date on which the information in the preceding table is presented without informing us of such sale(s). In no event will the aggregate principal amount of notes offered by this prospectus exceed $86,250,000, nor will the number of shares offered hereby exceed 2,925,195.
(4)	Assumes that all other holders of notes or future transferees do not beneficially own any shares of common stock other than the shares issuable upon conversion of the notes.